Exhibit 12.2
                                                                         7/30/97
                               GULF POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1996 and the twelve months ended June 30, 1997


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
                                                                                                                        Twelve
                                                                                                                        Months
                                                                                                                        Ended
                                                                         Year ended December 31,                       June 30,
                                                        ===========================================================================
                                                           1992         1993        1994         1995        1996        1997
                                                        ----------------------------Thousands of Dollars---------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                       $ 98,422     $ 96,088    $ 93,407     $ 92,693    $ 94,283    $ 92,042
      Federal and state income taxes                      28,569       28,304      40,848       33,796      35,417      37,810
      Deferred income taxes, net                           3,322        5,347      (6,987)         390       2,156      (2,342)
      Deferred  investment  tax credits                        -            -           -            -           -           -
      AFUDC - Debt funds                                      46          454         656          187          58           6
                                                        ---------    ---------   ---------    ---------   ---------   ---------
         Earnings  as defined                           $130,359     $130,193    $127,924     $127,066    $131,914    $127,516
                                                        =========    =========   =========    =========   =========   =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $ 35,792     $ 31,344    $ 27,124     $ 23,294    $ 24,691    $ 23,593
   Interest  on interim  obligations                       1,041          870       1,509        2,931       2,071       1,464
   Amort of debt disc, premium  and expense, net           1,032        1,412       1,834        2,014       2,087       2,180
   Other interest  charges                                 1,410        2,877       2,442        1,674       1,882       4,179
                                                        ---------    ---------   ---------    ---------   ---------   ---------
         Fixed charges as defined                         39,275       36,503      32,909       29,913      30,731      31,416
Tax  deductible   preferred  dividends                       199          156         156          156         156         156
                                                        ---------     --------    --------     --------    --------   ---------
                                                          39,474       36,659      33,065       30,069      30,887      31,572
                                                        ---------    ---------   ---------    ---------   ---------   ---------
Non-tax  deductible  preferred  dividends                  4,904        5,572       5,769        5,657       5,609       5,343
Ratio  of net income  before  taxes to net income       x  1.539     x  1.560    x  1.555     x  1.543    x  1.591    x  1.585
                                                        ---------    ---------   ---------    ---------   ---------   ---------
Pref  dividend  requirements  before  income  taxes        7,547        8,692       8,971        8,729       8,924       8,469
                                                        ---------    ---------   ---------    ---------   ---------   ---------
Fixed  charges  plus  pref  dividend  requirements      $ 47,021     $ 45,351    $ 42,036     $ 38,798    $ 39,811    $ 40,041
                                                        =========    =========   =========    =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                        2.77         2.87        3.04         3.28        3.31         3.18

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